Exhibit 99.2

Eclipsys Releases Financial Results for the Quarter Ended September 30, 2003

    BOCA RATON, Fla.--(BUSINESS WIRE)--Oct. 20, 2003--Eclipsys Corporation(R) (Nasdaq:ECLP), The Outcomes Company(R), today released results for the fiscal third quarter ended September 30, 2003.
    Third quarter 2003 revenues were $68.2 million compared to revenues of $47.5 million in Q3'02 and revenues of $63.4 million in Q2'03. Net loss for the quarter was $(11.1) million, compared to a net loss of $(17.2) million in the same period a year ago and a net loss of $(11.0) million in Q2'03. Basic net loss per share was $(0.24), compared to $(0.38) in Q3'02 and $(0.24) in Q2'03.
    Operating cash flows were $0.8 million, compared to $3.8 million in Q3'02 and $(1.7) million in Q2'03. Cash and marketable securities were $158.8 million as of September 30, 2003, down from $181.4 million as of September 30, 2002 and down sequentially from $170.8 million as of June 30, 2003. The company used $12.0 million of cash during the quarter, which is a $2.9 million increase over last quarter. This increase was primarily related to the company's research and development initiatives. The company capitalized $8.0 million of software development costs during the quarter. Days sales outstanding
(DSOs) were 64 as of September 30, 2003, a decrease of 32 days from September 30, 2002, and a decrease of 4 days from the preceding quarter. Deferred revenue (including current and long-term) was $94.1 million as of September 30, 2003, compared to $68.1 million as of September 30, 2002. Deferred revenue increased sequentially $6.8 million from $87.3 million as of June 30, 2003.
    Eclipsys separately announced today that it has identified response time issues with some components of SunriseXA(TM), the newest version of its Sunrise family of products. Recognizing that response time is of the utmost importance to its customers, Eclipsys has developed a strategy designed to allow SunriseXA customers to continue their deployment of SunriseXA, and to enable Eclipsys to continue its development of planned advanced SunriseXA functionality. Eclipsys has not determined what impact this strategy will have on future operating results. Accordingly, Eclipsys is not able to provide guidance with respect to Q4 2003 and 2004 at this time.
    Robert J. Colletti, senior vice president and chief financial officer, said, "We are pleased with our revenue during the quarter, the highest in the history of our company. However, we are disappointed that our results were adversely affected by a $1.2 million impairment charge related to the write-down of certain elements of capitalized SunriseXA software development costs."
    Paul L. Ruflin, Eclipsys president and CEO, said, "Our market continues to show no abatement from regulatory and industry pressures to upgrade technology. We believe our SunriseXA strategy will position us to continue to pursue market opportunities. Customers will remain our foremost priority, and we will continue our focus on providing them with solutions that create value for their organizations."

    Investor teleconference October 21

    Eclipsys senior executives will discuss the results during an investor community teleconference scheduled for 9 a.m. Eastern time Tuesday, October 21. Persons interested in participating in the teleconference should call (800) 621-5270 within 10 minutes before the conference is slated to begin. For listen-only mode, participants can go to www.eclipsys.com about 10 minutes prior to the conference call to register and to download the necessary audio software. An audio replay will be available for approximately 48 hours beginning 11 a.m. Eastern time October 21 by visiting www.eclipsys.com.

    About Eclipsys

    Eclipsys is a leading provider of advanced clinical, financial and management information software and service solutions to more than 1,500 healthcare facilities. Eclipsys empowers healthcare organizations to improve patient safety, revenue cycle management and operational efficiency through innovative information solutions. For more information, see www.eclipsys.com or e-mail info@eclipsys.com.

    Statements in this news release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Eclipsys as of the date hereof and Eclipsys assumes no obligation to update any such forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks include several risks in connection with our SunriseXA strategy, including the uncertainty of the time and costs required to implement the strategy, the potential that our strategy could change, the potential that we may encounter technical difficulties in implementing our strategy, and the potential that the changes to our products may affect customer demand. Other risks include potential financial constraints and other factors faced by the healthcare industry, changing customer requirements and other risks described in the filings of Eclipsys with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2003. Eclipsys, Eclipsys Corporation and The Outcomes Company are registered trademarks and SunriseXA and the phrase "better healthcare through knowledge" are trademarks of Eclipsys Technologies Corporation. Other product and company names in this news release are trademarks or registered trademarks of their respective companies.

                         Eclipsys Corporation
                Consolidated Balance Sheets - Unaudited
            As of September 30, 2003 and December 31, 2002
                            (000's Omitted)

                                                September    December
                                                30, 2003     31, 2002
                                               ----------- -----------
                    Assets
Current assets:
  Cash and cash equivalents                      $117,361    $183,500
  Marketable securities                            41,444           -
  Accounts receivable, net                         48,772      46,822
  Inventory                                           659         656
  Other current assets                             13,499      16,921
                                               ----------- -----------
    Total current assets                          221,735     247,899

  Property and equipment, net                      32,356      26,800
  Capitalized software development costs, net      24,882      16,375
  Acquired technology, net                             19         267
  Goodwill                                            454         454
  Other assets                                     15,150       9,402
                                               ----------- -----------
    Total assets                                 $294,596    $301,197
                                               =========== ===========

     Liabilities and Stockholders' Equity
Current liabilities:
  Deferred revenue                                $86,055     $79,235
  Accrued compensation costs                       11,957      14,442
  Other current liabilities                        26,350      13,854
                                               ----------- -----------
    Total current liabilities                     124,362     107,531

Deferred revenue                                    8,049         843
Other long-term liabilities                           675         226

Stockholders' equity:
  Common stock                                        457         451
  Additional paid-in-capital                      409,327     405,380
  Unearned stock compensation                        (852)     (1,021)
  Accumulated deficit                            (246,926)   (211,814)
  Accumulated other comprehensive loss               (496)       (399)
                                               ----------- -----------
    Total stockholders' equity                    161,510     192,597

                                               ----------- -----------
Total liabilities and stockholders' equity       $294,596    $301,197
                                               =========== ===========


                         Eclipsys Corporation
           Consolidated Statements of Operations - Unaudited
                            (000's Omitted)

                                                 Three Months Ended
                                                    September 30,
                                                 2003           2002
                                          -------------  -------------
Revenues:
 Systems and services                          $61,559        $44,521
 Hardware                                        6,591          3,028
                                          -------------  -------------
   Total revenues                               68,150         47,549
                                          -------------  -------------

Costs and expenses:
 Cost of systems and services revenues          35,855         30,924
 Cost of hardware revenues                       5,551          2,479
 Sales and marketing                            17,766         14,487
 Research and development                       14,633         12,129
 General and administrative                      3,063          3,218
 Depreciation and amortization                   2,761          2,218
                                          -------------  -------------
   Total costs and expenses                     79,629         65,455
                                          -------------  -------------

Loss from operations                           (11,479)       (17,906)
Interest income, net                               412            732
                                          -------------  -------------
Loss before income taxes                       (11,067)       (17,174)

Provision for income taxes                           -              -
                                          -------------  -------------
Net loss                                      $(11,067)      $(17,174)
                                          =============  =============

Earnings per share:
Basic loss per share                            $(0.24)        $(0.38)
                                          =============  =============
Diluted loss per share                          $(0.24)        $(0.38)
                                          =============  =============


Weighted average shares outstanding:
Basic                                           45,488         44,774
                                          =============  =============
Diluted                                         45,488         44,774
                                          =============  =============


                         Eclipsys Corporation
           Consolidated Statements of Operations - Unaudited
                            (000's Omitted)

                                                 Nine Months Ended
                                                   September 30,
                                                2003           2002
                                         -------------- --------------
Revenues:
 Systems and services                         $173,637       $153,383
 Hardware                                       14,735         11,237
                                         -------------- --------------
   Total revenues                              188,372        164,620
                                         -------------- --------------

Costs and expenses:
 Cost of systems and services revenues         102,559         87,047
 Cost of hardware revenues                      12,398          9,292
 Sales and marketing                            52,040         37,725
 Research and development                       41,152         33,584
 General and administrative                      9,847          8,476
 Depreciation and amortization                   7,630          6,250
                                         -------------- --------------
   Total costs and expenses                    225,626        182,374
                                         -------------- --------------

Loss from operations                           (37,254)       (17,754)
Interest income, net                             2,143          3,007
                                         -------------- --------------
Loss before income taxes                       (35,111)       (14,747)

Provision for income taxes                           -            165
                                         -------------- --------------
Net loss                                      $(35,111)      $(14,912)
                                         ============== ==============

Earnings per share:
Basic loss per share                            $(0.78)        $(0.33)
                                         ============== ==============
Diluted loss per share                          $(0.78)        $(0.33)
                                         ============== ==============


Weighted average shares outstanding:
Basic                                           45,283         44,631
                                         ============== ==============
Diluted                                         45,283         44,631
                                         ============== ==============


    CONTACT: Eclipsys
             (media)
             Judy Barnett, 561-322-4351
             judy.barnett@eclipsys.com
             or
             (investors)
             Robert J. Colletti, 561-322-4650
             investor.relations@eclipsys.com